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                                                                      Exhibit 10

                             TERMINATION AGREEMENT
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This Termination Agreement (the "Agreement") is made as of this 17th day of
December 2001, between Kos Pharmaceuticals, Inc. ("Kos") and Bristol-Myers Squibb Company ("BMSCo"), on behalf of itself and its wholly-owned subsidiary, Bristol-Myers Squibb Pharma Company ("BMSPharma") (Kos and BMSCo, each individually a "Party"; and collectively the "Parties").

                                   RECITALS
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     WHEREAS, Kos and DuPont Pharmaceuticals Company ("DuPont") entered into a certain Copromotion and Future Development Agreement ("Development Agreement") dated as of May 3, 2000, concerning Kos' fixed-dose extended release niacin and lovastatin combination product (the "Product") and at the same time entered into that certain Stock Purchase Agreement (the "Purchase Agreement") concerning DuPont's acquisition of certain securities to be issued by Kos and that certain Registration Rights Agreement (the "Rights Agreement") concerning the registration of such securities for resale to the public;

     WHEREAS, effective October 1, 2001, BMSCo, through BMSPharma, acquired DuPont;

     WHEREAS, as a result of BMS Pharma's acquisition of DuPont, BMSCo indirectly acquired all of DuPont's interests, rights and obligations under the Development Agreement, the Purchase Agreement and the Rights Agreement; and

     WHEREAS, by this Agreement, the Parties intend to terminate their respective obligations and duties to each other, except as otherwise specified below, in connection with the Development Agreement.

                                   AGREEMENTS
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     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

     1. Subject to the terms set forth in this Agreement, effective on the date hereof, the Development Agreement and the Purchase Agreement shall be terminated and of no further force and effect; provided however, that Sections 4.6, 10.1, 10.5, 11.1, 11.2, 14.3 (except with respect to breaches of representations and warranties), 14.4 (except with respect to breaches of representations and warranties), 14.5 and 17.4 of the Development Agreement and Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.8, 6.2, 6.3, and 6.5 of the Purchase Agreement shall survive the termination of such agreements.

     2. BMSCo shall pay Kos the amount of forty five million dollars ($45,000,000) (the "Payment"), for contract termination and related Advicor expenses by wire transfer pursuant to directions to be provided in writing by Kos, as soon as practicable but no later than December 31, 2001.

     3. Each of Kos and BMSCo hereby waives, with prejudice, BMSCo's obligation and right to acquire the Additional Shares (as such term is defined in the Purchase Agreement) pursuant to Section 1.2 of the Purchase Agreement. In conjunction with Kos' next registration of its securities for sale to the public (other than pursuant to Form S-4 or S-8), and notwithstanding any provision of the Purchase Agreement or the Rights Agreement, Kos will register all of the shares of Kos common stock previously sold to DuPont or BMSCo pursuant to the Purchase Agreement and will include, for the benefit of BMSCo, all of such shares in such offering in accordance with the procedures and terms set forth in the Rights Agreement as if all of such shares constituted Registrable Shares (as such term is defined in the Rights Agreement). Kos' obligation under the proceeding sentence shall survive until such an offering has been consummated and the resale of all of such shares of Kos common stock has been registered; provided, however, that if the resale of fewer than all of such shares of Kos
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common stock has been so effected on June 30, 2003, then BMSCo shall have the right to sell all of such shares of Kos common stock commencing July 1, 2003, without any restriction under the Purchase Agreement or the Rights Agreement.

     4. Effective immediately upon receipt by Kos of the Payment pursuant to paragraph 2 above, Kos and each of its past or present direct or indirect parents, predecessors, divisions, subsidiaries, affiliates, officers, directors, employees, successors, assigns, grantees, agents, and representatives (collectively, the "Kos Releasors"), do hereby forever release and absolutely and forever discharge BMSCo, BMSPharma and each of their past or present direct or indirect parents, predecessors, divisions, subsidiaries, affiliates, officers, directors, employees, successors, assigns, grantees, agents, representatives, and attorneys (collectively, the "BMSCo Releasees"), from any and all actions, causes of action, obligations, costs, expenses, attorneys' fees, damages, losses, claims, liabilities,